EXHIBIT 99.1

     PREMIERWEST BANCORP
CONFIRMS INCREASED 2007 NET INCOME
AND HEALTHY CREDIT PORTFOLIO

MEDFORD, OR – January 29, 2008: PremierWest Bancorp (NASDAQ – PRWT) announced net income for the full year ended December 31, 2007 reached a record level of $15,102,000, an increase of 3.1% when compared to 2006 full year net income of $14,648,000. Earnings per share on a fully diluted basis climbed to $0.82 for 2007 compared to $0.79 for 2006.

Net income for the quarter ended December 31, 2007 totaled $3,750,000, a modest decline when compared to the same period in 2006 and the immediately preceding quarter. Net income for the fourth quarter of 2006 and the third quarter of 2007 was $3,860,000 and $4,043,000, respectively. Earnings per share on a fully diluted basis amounted to $0.20 for the fourth quarter of 2007; $0.21 for the same period in 2006; and $0.22 for the immediately preceding quarter ended September 30, 2007.

John Anhorn, Chief Executive Officer stated, “Our performance both for the quarter and the full year is a reflection of our attention to maintaining a healthy credit portfolio. We recognized early in the cycle that real estate markets were moving at a pace faster than we were comfortable with and as a result late in 2005 tightened underwriting standards relating to real estate construction, with a focus on limiting our exposure when the markets slowed.” Anhorn continued, “Despite a falling interest rate environment; an extremely competitive market for deposits; the additional expenses associated with our investment in denovo offices and the temporary slow down of construction activity, we continue to perform at a very respectable level for both the recent quarter and 2007 as a whole when compared to our peers.”

LOAN GROWTH & QUALITY
At December 31, 2007 gross loans totaled $1.024 billion an increase of $21.8 million or 2.2% (8.7% annualized) when compared to the immediately preceding quarter ended September 30, 2007, when gross loans totaled $1.002 billion; and an increase of $103.8 million or 11.3% when compared to December 31, 2006.

Jim Ford, President, stated, “Growth in our credit portfolio was achieved primarily in the Oregon markets where over the last 10 plus years we have established solid relationships and a firm foundation to build on. During 2007 average monthly balances on loans originated from our Medford, Central Oregon and Roseburg branches increased approximately 17.0%, 19.0% and 10.0%, respectively.” Ford continued, “Average monthly loan balances in our California markets, which are more dependent on construction activity, remained relatively flat during 2007. As a result of our tightening of credit standards, average balances for construction loans in our California markets declined $31.5 million during 2007. Commercial and Commercial Real Estate categories grew in the California market by $24 million during the same time period.”

Non-performing loans totaled $8.4 million or a very manageable 0.82% of total loans at December 31, 2007. All of the increase in non-performing loans was related to one real estate construction credit totaling approximately $5.0 million. As noted in the Company’s pre-announcement earlier this year, this credit represents a minority position in a purchased participation loan from a bank with a national presence. The credit is secured with undeveloped land and based on an appraisal late in 2007, management believes the credit is well secured. Loans past due 30 days or more amounted to 1.63% of gross loans outstanding at December 31, 2007. Absent the one $5.0 million credit on non-accrual status, loans delinquent 30 days or more would amount to 1.14%, a 3 basis point decline when compared to September 30, 2007’s 30 day delinquency ratio of 1.17% .

At December 31, 2007 the Allowance for Loan Losses totaled $11.5 million or 1.12% of total loans, a net increase of $573,000 and $63,000 when compared to December 31, 2006 and September 30, 2007 balances, respectively. Loans charged-off, net of recoveries on loans previously charged-off, totaled $123,000 and $294,000 for the quarter and year ended December 31, 2007. Management reviews the loan portfolio and economic conditions both nationally and in the markets served on a regular basis, and as of December 31, 2007 believes the allowance is sufficient.

DEPOSIT GROWTH & MIX
At December 31, 2007 deposits totaled $935.3 million, an increase of $8.9 million or 3.8% annualized when compared to the immediately preceding quarter, and $56.0 million or 6.4% when compared to December 31, 2006 with total deposits of $879.3 million. Non-interest-bearing deposits totaled $199.9 million or 21.4% of total deposits at December 31, 2007; representing growth of $6.3 million or 13.0%

(annualized) when compared to the previous quarter ended September 30, 2007 and $500,000, relatively unchanged when compared to December 31, 2006. All of the growth in this important segment of our deposit base was achieved in the Oregon markets. Monthly average non-interest bearing deposit balances in Oregon climbed $10.5 million, with the Medford, Roseburg and Bend markets accounting for 40%, 40% and 20%, respectively of the growth. With the exception of Siskiyou County which grew monthly average balances approximately $1.9 million, California markets experienced an overall decline in non-interest bearing balances.

Interest-bearing deposits internally classified as “brokered” totaled approximately $59 million at December 31, 2007 and at September 30, 2007. As of December 31, 2006 the Company did not utilize “brokered” deposits as a funding vehicle.

NET INTEREST MARGIN
Net interest income for the year ended December 31, 2007 totaled $55.2 million, an increase of $1.1 million or 2.0% when compared to the $54.1 million of net interest income generated for 2006. Net interest income for the most recent quarter totaled $13.8 million, compared to $13.9 million for the fourth quarter of 2006 and $14.3 million for the third quarter of 2007; declines of 0.6% and 3.4%, respectively. The Company’s tax adjusted net interest margin for 2007 and the most recent quarter was 5.72% and 5.41%, respectively. The 31 basis point decline in the Company’s net interest margin when compared to the immediately preceding quarter’s net interest margin of 5.72% is a result of the falling rate environment; a competitive market for core deposits; and the reversal of $133,000 in interest income on the large credit moved to non-accrual status. Approximately 5 basis points of the decline in the margin this quarter is attributable to the interest income adjustment related to the credit moved to non accrual status.

The yield on average earning assets for the quarter and year ended December 31, 2007 was 8.28% and 8.52%, respectively. This performance represents a 32 basis point decline when compared to the immediately preceding quarter and an improvement of 8 basis points when comparing 2007 full year to 2006. The cost of average total deposits and borrowings for the quarter ended December 31, 2007 at 2.98% remained unchanged from the immediately preceding quarter, and increased 40 basis points when compared to the same quarter in 2006. For the twelve month period ended December 31, 2007 the cost of average interest-bearing deposits increased 85 basis points when compared to the twelve month period ended December 31, 2006.

Tom Anderson, Executive Vice President & Chief Financial Officer stated, “While the Company maintains a policy of not giving specific guidance, the falling rate environment coupled with intense competition for core deposits will undoubtedly result in further margin compression throughout our industry during 2008. The extent of that compression will be dependent on how well banks manage their relationships with both deposit and loan customers.”

NON INTEREST INCOME & EXPENSE
Non-interest income totaled $2.2 million for the quarter ended December 31, 2007, an increase of $329,000 or 17.6% when compared to the same period in 2006. The increase is primarily attributable to a $292,000 or 36.3% increase in service charge and fee income related to deposit accounts and to a $79,000 or 25.3% increase in fees related to PremierWest Investment Services, Inc.

Non-interest income for the full year ended December 31, 2007 amounted to $8.8 million, growth of $1,109,000 or 14.4% when compared to the $7.7 million of non-interest income generated for 2006. Service charges and fees related to deposit relationships and non-interest income generated by PremierWest Investment Services, Inc. accounted for $703,000 and $506,000, respectively, of the growth. The growth in these two areas was partially offset by a decline of $365,000 in income generated by PremierWest’s mortgage operations. As previously announced PremierWest’s restructured its Mortgage Division during the year, with a focus on reducing operating expenses.

Non-interest expense for the quarter and year ended December 31, 2007 totaled $9.8 million and $39.0 million, respectively. Personnel expense, a key component of non-interest expense, which includes salaries, incentive compensation, health and post retirement benefits, increased $304,000 or 4.7% when comparing the fourth quarter of 2007 to the same period in 2006. Personnel expense for the full year ended December 31, 2007, compared to the full year ended December 31, 2006, increased $1.2 million or 4.6% .

STABLE OPERATING EFFICIENCY
PremierWest’s efficiency ratio increased slightly when comparing 2007’s fourth quarter to the same period in 2006 and the full year 2007 to 2006. This important ratio was 61.15% for the fourth quarter of 2007 and 60.83% for the full year ended December 31, 2007.

EXPANSION
The addition of Stockmans Bank and its five full service banking offices surrounding the Sacramento, California area received overwhelming approval from both shareholder groups at meetings held January 15th and January 17th. The transaction, which required regulatory approval from the FDIC and Oregon and California Banking divisions, as well as filing of a registration statement with the Securities & Exchange Commission, closed January 26, 2008, just over ninety days following announcement of the transaction.

2007 included the opening of full service banking offices in Bend and Redmond, Oregon; a second full service banking office in Chico, California, as well as a substantial investment in the Corning, California market with completion of a new 4,000 square foot banking facility in November. A full service branch in the Running Y Resort near Klamath Falls, Oregon is under construction and expected to be complete late in the first quarter of 2008.

Jim Ford stated, “Other than the new branch under construction in the Klamath Falls area, we have no plans for additional denovo offices during 2008. Our focus will be on growing our existing branches and completing an efficient and seamless integration of the Stockmans

Bank branches. While the Stockmans branches will continue to operate under the Stockmans name for up to a year, we expect to have them fully integrated onto our data processing system late in the second quarter or early in the third quarter. Both Stockmans and PremierWest Bank utilize Information Technology, Inc. software for their core processing, and as a result we expect the transition to be invisible to customers.”

STOCK REPURCHASES
On May 31, 2007, the Company announced that the Board of Directors had adopted a Share Repurchase Plan that authorized management, on behalf of the Company, to purchase up to 1,000,000 shares of its common stock representing approximately 6% of the shares outstanding. As a result of the closed window periods related to announcement of third quarter earnings and the announced acquisition of Stockmans Bank and the related purchase price measuring period, repurchases during the fourth quarter were limited. During the third and fourth quarters a total of 84,800 shares were repurchased, with a remaining 915,200 shares authorized to be repurchased. Management expects to be in the market from time to time during the current and next several quarters continuing to repurchase shares within the guidelines of the announced plan.

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte. In January 2008 PremierWest acquired Stockmans Financial Group, and its wholly owned subsidiary Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo, Butte, and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include the effective management of our credit quality, the collectability of identified non-performing loans, the adequacy of our Allowance for Loan Losses, the timely completion of our new branch in Klamath Falls, Oregon, and the integration of Stockmans Bank.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					For the three
EARNINGS AND PER SHARE DATA					months ended
					September 30,
For the Three Months Ended December 31	2007	2006	Change	% Change	2007	Change	% Change

Interest income	$21,218	$19,605	$1,613	8.2%	$21,540	$(322)	-1.5%
Interest expense	7,416	5,726	1,690	29.5%	7,250	166	2.3%

Net interest income	13,802	13,879	(77)	-0.6%	14,290	(488)	-3.4%
Provision for possible loan losses	186	150	36	24.0%	225	(39)	-17.3%
Non-interest income	2,200	1,871	329	17.6%	2,308	(108)	-4.7%
Non-interest expense	9,785	9,211	574	6.2%	9,828	(43)	-0.4%

Pre-tax income	6,031	6,389	(358)	-5.6%	6,545	(514)	-7.9%
Provision for income taxes	2,281	2,529	(248)	-9.8%	2,502	(221)	-8.8%

Net income	$3,750	$3,860	$(110)	-2.8%	$4,043	$(293)	-7.2%

Basic earnings per share	$0.22	$0.22	$-	0.0%	$0.23	$(0.02)	-7.3%

Diluted earnings per share	$0.20	$0.21	$(0.01)	-4.8%	$0.22	$(0.02)	-7.1%

Average shares outstanding--basic	16,992,672	17,020,063	(27,391)	-0.2%	17,007,857	(15,185)	-0.1%
Average shares outstanding--diluted	18,426,102	18,593,244	(167,142)	-0.9%	18,449,381	(23,279)	-0.1%

For the Twelve Months Ended December 31

Interest income	$82,455	$73,252	$9,203	12.6%
Interest expense	27,216	19,104	8,112	42.5%

Net interest income	55,239	54,148	1,091	2.0%
Provision for possible loan losses	686	800	(114)	-14.3%
Non-interest income	8,810	7,701	1,109	14.4%
Non-interest expense	38,958	37,415	1,543	4.1%

Pre-tax income	24,405	23,634	771	3.3%
Provision for income taxes	9,303	8,986	317	3.5%

Net income	$15,102	$14,648	$454	3.1%

Basic earnings per share	$0.87	$0.85	$0.02	2.4%

Diluted earnings per share	$0.82	$0.79	$0.03	3.8%

Average shares outstanding--basic	17,014,874	16,991,451	23,423	0.1%
Average shares outstanding--diluted	18,492,985	18,572,785	(79,800)	-0.4%

SELECTED FINANCIAL RATIOS
(annualized)				For the three
				months ended
For the Three Months Ended December 31	2007	2006	Change	September 30, 2007	Change

Yield on average gross loans (1)	8.32%	8.67%	(0.35)	8.63%	(0.31)
Yield on average investments (1)	4.91%	4.79%	0.12	5.02%	(0.11)
Total yield on average earning assets (1)	8.28%	8.61%	(0.33)	8.60%	(0.32)
Cost of average interest-bearing deposits	3.62%	3.19%	0.43	3.64%	(0.02)
Cost of average borrowings	5.20%	5.70%	(0.50)	5.61%	(0.41)
Cost of average total deposits and borrowings	2.98%	2.58%	0.40	2.98%	0.00
Cost of average interest-bearing liabilities	3.72%	3.36%	0.36	3.75%	(0.03)
Net interest spread	4.56%	5.25%	(0.69)	4.85%	(0.29)
Net interest margin (1)	5.41%	6.10%	(0.69)	5.72%	(0.31)

Return on average equity	11.68%	13.25%	(1.57)	12.84%	(1.16)
Return on average assets	1.32%	1.52%	(0.20)	1.46%	(0.14)

Efficiency ratio (2)	61.15%	58.48%	2.67	59.21%	1.94

For the Twelve Months Ended December 31

Yield on average gross loans (1)	8.55%	8.51%	0.04
Yield on average investments (1)	5.26%	4.65%	0.61
Total yield on average earning assets (1)	8.52%	8.44%	0.08
Cost of average interest-bearing deposits	3.55%	2.70%	0.85
Cost of average borrowings	5.51%	5.46%	0.05
Cost of average total deposits and borrowings	2.90%	2.25%	0.65
Cost of average interest-bearing liabilities	3.65%	2.94%	0.71
Net interest spread	4.87%	5.50%	(0.63)
Net interest margin (1)	5.72%	6.25%	(0.53)

Net charge-offs to average loans	0.03%	0.03%	0.00
Allowance for loan losses to loans	1.12%	1.18%	(0.06)
Allowance for loan losses to non-performing loans	135.89%	748.07%	(612.18)
Non-performing loans to total loans	0.82%	0.16%	0.66
Non-performing assets/total assets	0.73%	0.14%	0.59

Return on average equity	12.25%	13.26%	(1.01)
Return on average assets	1.41%	1.52%	(0.11)

Efficiency ratio (2)	60.83%	60.49%	0.34

Notes:
(1) Tax equivalent
(2)	Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET					at September 30,
At December 31	2007	2006	Change	% Change	2007	Change	% Change

Fed funds sold and investments	$18,576	$9,386	$9,190	97.9%	$8,188	$10,388	126.9%

Gross loans	1,024,288	920,522	103,766	11.3%	1,002,441	21,847	2.2%
Reserve for loan losses	(11,450)	(10,877)	(573)	5.3%	(11,387)	(63)	0.6%

Net loans	1,012,838	909,645	103,193	11.3%	991,054	21,784	2.2%
Other assets	126,547	115,480	11,067	9.6%	115,671	10,876	9.4%

Total assets	$1,157,961	$1,034,511	$123,450	11.9%	$1,114,913	$43,048	3.9%

Non-interest-bearing deposits	$199,941	$199,462	$479	0.2%	$193,666	$6,275	3.2%
Interest-bearing deposits	735,374	679,888	55,486	8.2%	732,735	2,639	0.4%

Total deposits	935,315	879,350	55,965	6.4%	926,401	8,914	1.0%
Borrowings	83,491	28,440	55,051	193.6%	52,098	31,393	60.3%
Other liabilities	11,480	10,462	1,018	9.7%	11,266	214	1.9%
Stockholders' equity	127,675	116,259	11,416	9.8%	125,148	2,527	2.0%

Total liabilities and stockholders' equity	$1,157,961	$1,034,511	$123,450	11.9%	$1,114,913	$43,048	3.9%

Period end shares outstanding (1)	18,157,421	18,197,230	(39,809)	-0.2%	18,164,288	(6,867)	0.0%
Book value per share	$7.03	$6.39	$0.64	10.0%	$6.89	$0.14	2.0%
Tangible book value per share	$5.79	$5.16	$0.63	12.2%	$5.65	$0.14	2.5%

Allowance for loan losses:
Balance beginning of period	$10,877	$10,341	$536	5.2%	$10,877	$-	0.0%
Balance-sheet reclassification (2)	(255)	-	(255)	0.0%	(255)	-	0.0%
Finance portfolio purchased (3)	436	-	436	0.0%	436	-	0.0%
Provision for loan losses	686	800	(114)	-14.3%	500	186	37.2%
Net (charge-offs) recoveries	(294)	(264)	(30)	11.4%	(171)	(123)	71.9%

Balance end of period	$11,450	$10,877	$573	5.3%	$11,387	$63	0.6%

Non-performing assets:
Non-performing loans	$8,426	$1,454	$6,972	479.5%	$4,127	$4,299	104.2%
Real estate owned	-	-	-	0.0%	-	0	0.0%

Total non-performing assets	$8,426	$1,454	$6,972	479.5%	$4,127	$4,299	104.2%

Notes:
(1)	Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 106.36 to 1 for a total of 1,169,925 common shares.
(2)	Amount reclassifed from the allowance for loan losses to other liabilities in accordance with Financial Accounting Standard No. 5. The amount reclassified represents the off-balance sheet credit exposure related to unfunded commitments to lend and letters of credit.
(3)	Amount resulting from the purchase of a consumer finance loan portfolio on June 29, 2007.

					For the three
					months ended
For the Three Months Ended December 31	2007	2006	Change	% Change	September 30, 2007	Change	% Change

Average fed funds sold and investments	$9,291	$14,978	$(5,687)	-38.0%	$9,319	$(28)	-0.3%
Average loans, gross	1,012,850	892,555	120,295	13.5%	990,231	22,619	2.3%
Average total assets	1,125,272	1,004,320	120,952	12.0%	1,102,091	23,181	2.1%
Average non-interest-bearing deposits	195,462	203,185	(7,723)	-3.8%	198,045	(2,583)	-1.3%
Average interest-bearing deposits	740,054	630,181	109,873	17.4%	724,993	15,061	2.1%
Average total deposits	935,516	833,366	102,150	12.3%	923,038	12,478	1.4%
Average total borrowings	50,549	45,884	4,665	10.2%	42,654	7,895	18.5%
Average stockholders' equity	127,372	115,571	11,801	10.2%	124,962	2,410	1.9%

For the Twelve Months Ended December 31
Average fed funds sold and investments	$10,129	$16,222	$(6,093)	-37.6%
Average loans, gross	962,419	855,562	106,857	12.5%
Average total assets	1,073,571	966,786	106,785	11.0%
Average non-interest-bearing deposits	194,456	198,295	(3,839)	-1.9%
Average interest-bearing deposits	707,462	591,108	116,354	19.7%
Average total deposits	901,918	789,403	112,515	14.3%
Average total borrowings	37,571	58,106	(20,535)	-35.3%
Average stockholders' equity	123,244	110,454	12,790	11.6%